Exhibit 11
Statements Re: Computation of Per Share Earnings

	Three months ended June 30,		Six months ended June 30,
(In millions)	2009	2008	2009	2008

Numerator:
Net income (loss)—basic and diluted	$(19)	$63	$17	$21

Denominator:
Weighted-average common shares outstanding	162,556,327	164,530,659	162,521,046	163,921,532
Effect of stock based awards	—	513,804	217,035	679,930

Adjusted weighted-average shares	162,556,327	165,044,463	162,738,081	164,601,462

Earnings (loss) per share:
Basic	$(0.12)	$0.38	$0.10	$0.13
Diluted	(0.12)	0.38	0.10	0.13

Number of anti-dilutive stock based awards	10,085,598	6,492,284	10,085,598	5,417,396
Exercise price of anti-dilutive stock based awards	$25.08-45.26	$34.96-45.26	$25.08-45.26	$36.41-45.26
Due to the net loss in the second quarter of 2009, the assumed exercise of certain stock options were excluded from the computation of diluted loss per share.
Certain stock-based compensation awards were not included in the computation of diluted earnings per share for the three- and six-month periods ended June 30, 2009 and 2008, since inclusion of these awards would have anti-dilutive effects.
Cincinnati Financial Corporation
Form 10-Q for the quarterly period ended June 30, 2009      53